Exhibit 10.3

November 22, 2016

Mr. Charles Rennick

[*]

Dear Charles:

I'm glad you've had a chance to discuss career opportunities that are available with TechTarget, Inc. ("TechTarget" or the "Company"). TechTarget is proud of its achievements to date and we are looking to individuals such as yourself to play a key role in continuing our rapid growth and market leadership. We're convinced that you can make an immediate impact, and are excited about your future growth potential. In short, we want you on our team.

This letter confirms to you TechTarget's offer of employment. The terms of our offer are as follows:

1. Position: Vice President and General Counsel, reporting to our to be hired Chief Financial Officer. Your target start date is Tuesday, January 3, 2017.

2.
Compensation: A base salary of $170,000 per year, paid semi-monthly.
3.
Performance/Salary Reviews: The current policy, subject to change without notice, is that reviews are conducted on an annual basis.
4.
Equity: Subject to approval by the Company's Board of Directors at the August 4, 2017 board meeting, and the execution of a Restricted Stock Unit Agreement and a Relationship Agreement, you will be granted Nine Thousand (9,000) restricted stock units at the August 2017 board meeting. These RSUs will be contingent on the commencement of your employment and will vest, beginning with your "Grant Date", over a three year period with 33% vesting on the first anniversary from the Grant Date and 33% every year thereafter.
5.
Benefits: You will be entitled to participate in all applicable benefit programs as currently, or prospectively, offered by TechTarget. The company is committed to providing comprehensive and competitive benefits to its employees. Benefits currently offered include health, dental, disability and life insurance, a 401K plan with a company match, a flexible spending plan for child care and medical expenses, generous vacation and sick leave. In addition to our many "hard" benefits we offer a host of "soft" benefits such as a fun, flexible and stimulating work environment, free soda, bagels and spontaneous company social occasions.
6.
Acceptance: TechTarget reserves the right to withdraw this employment offer if not accepted by you within three (3) calendar days from the date of this letter or if any information submitted by you as part of the hiring process (e.g. job references, education) cannot be verified. Subject to the aforementioned three-day deadline, this offer becomes binding upon TechTarget's receipt and acceptance, as evidenced by the signature of an authorized representative of the Company, of your duly executed acceptance of this offer letter.
7.
Contingencies: Additionally, this offer is contingent upon your (i) execution of the Company's standard form of Relationship Agreement for Employees incorporated herein by reference, and (ii) submission of appropriate documentation for verification purposes in order that the Company may be in compliance with the Immigration and Reform Control Act of 1986, as amended.
8.
Employment at Will: The parties hereto recognize that this offer of employment is not intended to create a contract of employment and both TechTarget and the employee retain the right to terminate the employment relationship at any time without cause.

To indicate acceptance, please sign and return a copy of this letter to Arden Port in Human Resources. You can either scan and email or fax your offer letter (fax #617-431-9203 — since others use the same fax machine; please call Arden at 617-431-9463 to arrange a time for you to fax the letter). Should you have any questions regarding this offer, please contact Arden at 617-431-9463 or Mike Cotoia at 617-431-9602.

We look forward to you joining TechTarget. Teamwork, quality people, and a business focus, will all play a significant part in TechTarget's future. We are confident that you will play an important role in helping our success to continue in the future.

Very truly yours,

TechTarget, Inc.

By: /s/ Michael Cotoia By: /s/ Arden Port

Michael Cotoia Arden Port

Chief Executive Officer SVP, Human Resources

The undersigned accepts the above employment offer, agrees that it contains the terms of employment with TechTarget, and that there are no other terms, expressed or implied. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with TechTarget. It is further understood that this offer is confidential and disclosure of any of the terms and conditions contained herein constitute grounds for termination of employment or withdrawal of this offer.

Accepted:

/s/ Charles Rennick 11/23/16

Charles Rennick Date